N E W S     R E L E A S E

THE BANK OF KENTUCKY ANNOUNCES FIRST

QUARTERLY DIVIDEND OF $0.17 PER SHARE

CRESTVIEW HILLS, KENTUCKY, December 24, 2012 - The Bank of Kentucky Financial Corporation (NASDAQ: BKYF) announced a quarterly cash dividend of $0.17 per common share, payable on January 25, 2013 to shareholders of record as of January 11, 2013. As previously disclosed, in September 2012 the Board of Directors voted to change from a semi-annual cash dividend to a quarterly cash dividend, commencing with the fourth quarter of 2012. The quarterly dividend, if annualized, represents a 6% increase over the amount of semi-annual dividends declared and paid in 2012.

Commenting on the press release, Robert W. Zapp, President & CEO said, “We are very pleased to increase the cash dividend payout to our shareholders, and even though our economy is slow to emerge from the recent downturn, we continue to reward our investors who value the strength and growth we have experienced”.

About The Bank of Kentucky Financial Corporation

The Bank of Kentucky Financial Corporation, a bank holding company with assets of approximately $1.722 billion, offers banking and related financial services to both individuals and business customers through its subsidiary, The Bank of Kentucky, Inc. (the “Bank”).  The Bank operates thirty-three branch locations and fifty-five ATMs.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

# # #

111 Lookout Farm Drive / Crestview Hills, KY 41017 / (859) 371-2340